Exhibit 14.1

Exhibit 14.1

Code of Integrity

Transactional Integrity Operational Integrity

People Integrity Financial Integrity

A Message from Steven Newman

Transocean operates its business throughout the world consistent with our FIRST Core Values, including Integrity and Honesty. The Transocean Code of Integrity describes essential areas of integrity for our business. It is the responsibility of each of us as employees of Transocean, and any individual who may work on our behalf, to carefully read, understand and follow our Code.

On behalf of all Transocean leadership, I would like to thank everyone who takes the time to read this Code. Our expectation is that Transocean and its representatives will adhere to this Code “Everywhere . . . Every Day.”

Steven L. Newman, President and CEO

Our FIRST Core Values

Financial Discipline

Our decisions will be made to ensure long-term growth for the benefit of employees, customers and shareholders.

Integrity and Honesty

Our actions will be conducted following the highest standard of ethics, honesty and personal integrity.

This will foster and maintain trust and confidence of our employees, customers and suppliers.

Respect for Employees, Customers and Suppliers

Our employees will be developed and motivated to meet the challenges ahead. Individuality and diversity will be valued and performance recognized. We will provide our customers with unsurpassed value-added service. Our relationship with suppliers will reflect respect, understanding and sound business practice.

Safety

Personal safety and employee health is our greatest responsibility, followed by the protection of our environment and Company property.

Technical Leadership

Our competitive advantage is based on continually improving our processes and finding innovative solutions to the technical challenges in meeting the needs of our customers.

Legal Compliance & Ethics

Legal Compliance & Ethics (LCE), is the name of Transocean’s global ethics and compliance program. LCE is led by the Transocean Chief Compliance Officer, who, along with the other members of LCE, are responsible to manage and ensure continuous improvement of the program.

LCE is similar to other corporate functions such as Quality, Health, Safety and Environment (QHSE), Finance, Legal, Supply Chain and Human Resources. LCE works closely with Transocean employees and groups around the world in implementing effective LCE related policies, guidelines, training, communications, reporting, auditing and follow-up.

The LCE message has been extensively communicated throughout the Company and today employees throughout the world appropriately address and reference compliance related issues using the LCE acronym.

In addition to managing and working to continually improve the effectiveness of Transocean’s global compliance program, LCE is focused on clear communications, encouraging reporting of issues, and ensuring that there is no retaliation against individuals who share concerns. Furthermore, transactional integrity issues such as anti-corruption, including FCPA and the U.K. Bribery Act, anti-trust, and international trade controls are of particular interest for the LCE team.

Because of the complexity of many issues, and the varying circumstances that could arise all over the world, people need to identify issues and then know who to approach within Transocean to receive input and direction. Transocean, like many multi-national companies, spends a significant amount of resources on its corporate functions such as Quality, Health, Safety and Environment (QHSE), Finance, Legal, Supply Chain and Human Resources. It is important to remember that employees and others may also be charged individually for violations of laws relating to Transocean business. This could include personal fines and even jail. It is essential to all that individuals working on behalf of Transocean understand and comply with all applicable laws.

For employees and those working with Transocean, when issues or questions arise, the Transocean function or employees responsible for the policy and regulatory oversight must be immediately contacted.

Each employee and those parties representing the Company need to understand how People Integrity, Financial Integrity, Transactional Integrity and Operational Integrity relate to each individual business decision made EVERYWHERE … EVERY DAY.

Table of Contents

People Integrity

Reporting and Cooperating with Reviews 5

Non-Retaliation 5

Equal Employment, Anti-Discrimination, Harassment 5

Data Privacy 5

Conflicts of Interest 6

Careful Communications and Records Retention 6

Public Communications 6

Financial Integrity

Accuracy of Records and Internal Controls 7

External Reporting 7

Taxes 8

Insider Trading 8

Contributions and Donations 8

Transactional Integrity

Anti-Bribery / Money Laundering / Anti-Terrorism 9

Anti-Trust / Competition 9

Export Controls, Trade Restrictions and Anti-Boycott 10

Proper Documentation and Authorization 10

Protection of Information 10

Operational Integrity

Corporate Responsibility 11

Quality 11

Health 11

Safety 12

Environment 12

Movement and Start-Up of Rigs 12

People Integrity

Reporting and Cooperating with Reviews

It is a condition of employment that all employees report potential or actual Code of Integrity violations. As shown on the last page of this Code of Integrity, Transocean encourages all employees to Share Concerns . . . Promote Integrity. Concerns can be shared with a supervisor, HR, Finance, Internal Audit, Transocean’s Chief Compliance Officer or through the LCE HelpLine, an anonymous third party-managed reporting line. Countries of operation have been assigned a number by which anonymous reports can be made.

Employees are also required to cooperate fully and honestly in any Company facilitated review of a potential or actual Code of Integrity violation. Not cooperating or dishonesty in a review are serious employment violations.

Non-Retaliation

Transocean will not tolerate any form of retaliation against any individual who makes a report in good faith regarding an actual or potential Code of Integrity violation.

Individuals are encouraged to contact Human Resources or the Chief Compliance Officer immediately if there is a belief that retaliation is occurring. Further, the Company will always make a good faith effort to maintain the confidentiality of any person making a report.

Equal Employment, Anti-Discrimination, Harassment

Transocean provides equal opportunity for all in regards to recruiting, hiring, developing, promoting and compensating. The Company also observes the fair employment laws in each of the respective jurisdictions in which it operates.

Transocean prohibits discrimination and harassment based on race, sex, religion, national origin, age, veteran status, or disability. All employees have the right to work in an environment free of unlawful discrimination and harassment, including sexual harassment and retaliation.

Actions in the workplace or on Company business which could be deemed harassment include inappropriate electronic messages, jokes, gestures, pictures or written material, and inappropriate physical or verbal interactions which are sexually suggestive or physically aggressive in nature.

Data Privacy

Transocean is committed to maintaining trust by protecting the privacy of personal data disclosed to the Company by employees and their families and received from other sources at any time before, during and after employment.

The Company is also committed to maintaining the privacy of personal data regarding contractors, directors, shareholders, customers and others. It is important for employees and Company representatives to understand that some countries, such as those in the European Union, have more stringent data privacy laws than other countries. The Company is obligated to comply with all laws in countries where it does business.

5

REMEMBER! If you have any questions or concerns regarding our People Integrity related policies, please contact HR, Legal or LCE. The Investor Relations and Communications Department is available to address your public communications issues.

Conflicts of Interest

Transocean employees are expected to make business decisions in the best interest of the Company, not based on their own personal interests. Conflicts of Interest most frequently occur when employees in decision making roles have “close” relationships with customers, vendors, potential vendors or subordinates. Questionable close relationships could include company ownership, family or dating relationships or the receiving of gifts or excessive entertainment.

Transocean policy requires that an employee in a decision making role must report to her or his supervisor and HR representative any such relationship. Employees must also comply with the guidelines for receiving gifts, meals and entertainment as described in the

Anti-Corruption and Gift, Meal and Entertainment Guidelines which can be found on RigCentral/LCE intranet site. The Company will periodically distribute and update those guidelines and it is important to ensure the most updated version is being used. Further, employees must abide by any more stringent gift, meal and entertainment policies of Company departments and locations.

Careful / Accurate Communications and Records Retention

Communications by the Company and its representatives must be accurate and not misleading. Employees and representatives are encouraged to always take time to communicate properly. When communicating electronically or in writing, re-read carefully for accuracy and completeness prior to sending.

Remember, mistakes are easily made, and misinterpretations or misperceptions frequently occur.

All employees are expected to know and follow Transocean’s record retention policy. Company records, including electronic documents and communications, should be carefully maintained in accordance with the applicable retention schedules found on

RigCentral.

Public Communications

Transocean does not want the dissemination of inaccurate or incomplete information; therefore, public communications regarding Transocean or its business activities should be made solely through the Company’s Investor Relations and Communications Department. Employees should direct all third party inquiries to this Department.

NOTE

• In addition to the above, Transocean has various important People policies that all employees and visitors must know and follow. These polices relate to Workplace Violence, Drugs and Alcohol, Firearms, and Personal Use of Company Equipment. Employees, please see RigCentral/HR intranet site.

• People Integrity includes accountability. Therefore, employees and third parties must understand that Transocean retains the right and will appropriately respond to violations of its Code of Integrity, which may include immediate dismissal and/or termination of business relationships.

• People Integrity also includes being a supporter of local employment and labor laws, human rights, and a strong opponent of any form of child labor, slavery or human trafficking.

6

Financial Integrity

Accuracy of Records and Internal Controls

Transocean’s books and records must be accurate and prepared in accordance with Transocean’s internal control framework, and the laws and regulations in each jurisdiction in which Transocean does business. All financial records, such as expense reports, cost estimates and accounting entries, must be in sufficient detail to accurately and fairly reflect the information being documented. Further, no undisclosed or unrecorded fund or asset of the Company may be established for any purpose. Appropriate corporate-wide and local internal controls and processes should be reviewed periodically and updated to provide assurance that the Company’s financial information is accurately recorded and reported. All employees must understand and follow such controls applicable to their job positions and fully cooperate in any related audits. Any exceptions or non-compliance with internal controls should be self-reported to the Finance or Internal Audit Department in a timely manner.

External Reporting

All reporting with various regulatory authorities including the U.S. Securities and Exchange Commission, the SIX Swiss Exchange (Swiss stock exchange) and the NYSE (New York Stock Exchange) must be complete, accurate and timely filed. Employees involved in or having information required for any such reporting must comply with all guidelines and timetables relating to the collection, analysis and communication of the information.

7

REMEMBER! If you have any questions or concerns regarding our Financial Integrity related policies, please contact Finance, Legal or LCE. The Tax Department is available to address your tax-related issues.

Taxes

Transocean pays all applicable taxes related to the Company and its operations. Employees are prohibited from assisting any person or company, including the Company’s customers, joint venture partners or employees, from evading applicable taxes.

Insider Trading

Employees are prohibited from using material non-public information of Transocean or its customers for non-Transocean purposes, including to gain financial benefit for themselves or those they know through the buying or selling of securities. Such information includes non-public financial information and information relating to large contracts or customer well information. Although at times it may not always be clear if certain non-public information is material, employees are expected to refrain from buying or selling securities or recommending others to buy or sell securities if there is any question that information they have may be material.

When material non-public information becomes public (most often through Company public filings) employees who had such non-public information may not buy or sell securities for at least three business days (days which securities exchanges are open) to allow other investors time to review and analyze the information.

Contributions and Donations

Generally the Company does not make political contributions and employees are prohibited from making political contributions on behalf of the Company. These prohibitions include support of candidates or political parties. Any proposal to contribute to a political candidate or party must be brought to the attention of Transocean’s General Counsel or Chief Compliance Officer. This policy is in no way intended to discourage employees from making personal contributions directly.

The Company may from time to time make charitable contributions or sponsorships to specific groups and agencies. Local, Division and potentially Corporate management must pre-approve such contributions. In all cases, the donation must be public and made only to a well-known local, national or global organization which has a practice of disclosing its donation information to government oversight and/or taxing authorities. The LCE team is interested in reviewing proposed charitable donations and sponsorships especially when a government official or agency may be involved. Transocean will not support a contribution which is perceived or deemed to be in any way an inappropriate payment.

8

Transactional Integrity

Anti-Bribery / Money Laundering / Anti-Terrorism

In summary, Transocean does not permit its funds, assets or property to be used in an illegal manner and therefore does not permit bribery, any form of money laundering or the support of terrorism. In accordance with the expansive scope of global anti-corruption laws, including the FCPA and the U.K. Bribery Act, Transocean’s policy prohibits all bribes from being paid or promised, regardless of whether the recipient is a foreign government official or a private individual (commercial bribery). Transocean personnel are also prohibited from accepting or agreeing to accept improper benefit or bribe. Because bribery can occur in many forms, and there are differences in how various countries define and enforce bribery, Transocean has developed detailed anti-corruption guidelines (Anti-Corruption Guidelines) found on RigCentral/LCE intranet site. The Company will periodically distribute and update those guidelines and it is important to ensure the most updated version is being used. Further, employees must abide by any more stringent policies of Company departments and locations. For third parties, especially those who may represent Transocean before government officials, these Guidelines are available upon request.

The Anti-Corruption Guidelines describe prohibitions and/or required processes relating to specific areas of concern such as gifts, meals and entertainment, and so called facilitating payments. The Guidelines also describe the requirement that prior to retaining any third party that may interact with a “government official” on Transocean’s behalf, that third party must sign a contract with Transocean’s strict anti-corruption and certification requirements and be approved through the LCE managed Agent Due Diligence process. Government officials are defined broadly, and include any individual representing a government agency such as customs, immigration, tax, licensing, permitting, government-owned ports and representatives of government owned entities such as national oil companies (NOC) and their affiliates (provided the NOC controls the affiliate).

It is imperative that all employees know and follow these Guidelines, and Transocean’s strict anti-bribery, money laundering and anti-terrorism policies at all times. Any potential violations will be deemed significant, and as with all Code of Integrity concerns, must be immediately reported to an appropriate person within Transocean, such as a supervisor in Finance, Legal or LCE as described on the last page of this document. Further, it is important to remember individuals can be charged personally for violations of these laws.

Anti-Trust / Competition

Transocean will conduct its business in accordance with all applicable anti-trust, competition and trade practice laws. These laws prohibit agreements or understandings between competitors that may restrict competition (agreements on prices, reimbursables from customers, markets or customers agreements, monopolization, certain mergers and acquisitions, price discrimination, bid fixing, etc.) These laws are complex and must be fully understood by employees who may have any interaction, whether directly or through a customer, with an actual or potential competitor of Transocean.

REMEMBER! If you have any questions or concerns regarding our Transactional Integrity related policies, please contact Legal or LCE.

Export Controls, Trade Restrictions and Anti-Boycott

Transocean will abide by all control and trade restriction laws applicable to its business and equipment. Many countries have laws that restrict or otherwise require licensing for the export of certain equipment, services or information. Certain laws have specific prohibitions against doing or facilitating business in certain countries such as U.S. embargo laws. Other laws restrict who the Company can do business with and require Transocean to check government lists for restricted parties around the world. These laws are typically applicable to Transocean and include the many laws, regulations and requirements under the U.S. Office of Foreign Asset Control (OFAC). Transocean must also be aware of and abide by applicable laws restricting the Company from participating in the boycott of certain countries by other countries. Certain of these laws require the reporting of requests to participate in a boycott of a country. All Transocean employees, customers, suppliers and agents involved in international transactions or dealings must follow these complex and important laws and regulations at all times.

Proper Documentation and Authorization

Transocean expects that all business transactions are documented properly. Various Company functions such as Marketing and Supply Chain have specific requirements as to what process must be followed and what agreements must be in place. For example, for customer contracts, standardized language must be used and certain modifications are allowed only after following a review and approval process. In addition, there are specific requirements for service agreements to be in place with many vendors.

The Company has various approval authorization requirements for contracts, in particular those involving certain values. All employees involved in contract negotiation and signing must be aware of these authorization levels and follow them without any attempt to bypass requirements through modifying agreements or business arrangements for the purpose of avoiding such authorization requirements.

Protection of Information

All employees and representatives are expected to protect the confidential and proprietary nature of Transocean information. It is important to note that if information is sent outside the Company without being marked as confidential, or subject to an executed confidentiality agreement, this information may automatically become public, and be used by anyone. All employees must be careful when transmitting Company information. It is also important to remember that regardless of how a document is marked, in many countries most information may be the subject of disclosure through legal proceedings. Therefore, as described in the Careful / Accurate Communications People Integrity section of this Code, all company communications must always be carefully drafted and accurate.

In addition, Transocean has certain intellectual property, including trademarks, copyrights and patents, that require special attention and protection. Employees and representatives need to know what information or material is deemed Transocean intellectual property, and follow all legal and practical requirements to protect it.

Operational Integrity

Corporate Responsibility

Transocean is a responsible Company. This responsibility stretches from the health and safety of our people and the environment to our ethics, governance, community social engagement and transparency. Whether it is climate change or ethical sourcing, Transocean is committed to being a responsible Company that is measured by the actions taken by our people in all aspects of our operations.

Quality

Transocean’s Company Management System (CMS) is the foundation document that governs the activities, behaviors and principles of our Company. These principles provide a standard for management, leadership and individuals that ensures we work within the core values of FIRST at all times, everywhere. All employees are expected to follow the CMS and follow Transocean’s Core Values at all times, everywhere. Document control through the eDocs system ensures standards are maintained and up to date so that employees can be sure they are always following the correct requirements. One important tool that provides assurances our CMS is followed is the PMAA (Performance Monitoring Audit and Assessment) Process. The PMAA is a tool used across Transocean’s operations both onshore and offshore to assess compliance with core policies and procedures alongside evaluation of Company culture and best practices.

Transocean promotes Integrity and Honesty across all of our operations. Our reporting requirements allow us to measure and monitor our performance on a daily basis and we require our workforce to adhere to these strict reporting standards at all times. Our GMS (Global Management System) is used across our operations covering aspects of marine compliance, operational reporting, incident reporting, planning, tracking and training. The ability to measure and monitor performance across all facets of QHSE ensures we not only maintain the highest standards, but strive always to continuously improve.

Health

The medical fitness of our workforce is of key importance to Transocean. We have a proactive medical screening program (Medtrack) that ensures our overseas and traveling workforce have regular medicals and medical information is available globally 24/7 in a database to assist with any medical issue that may arise. Transocean has a world-class offshore and topside medical support program with highly trained medical professionals stationed on every installation and a network of doctors and support services available globally. Any medical concerns should be communicated to our Director of Medical Services, whose contact information is available on

RigCentral/QHSE Services.

Occupational Health is an important tool in the prevention of future health-related issues in the workplace. Transocean has a dedicated Occupational Health program in place that covers a range of issues from noise and vibration to exposure and air quality. We expect all our employees to adhere to these standards and promote a healthy safe working environment.

REMEMBER! If you have any questions or concerns regarding our Operational Integrity related policies, please contact QHSE or LCE.

Safety

Safety is a Core Value at Transocean and our vision of an “Incident Free Workplace, All the Time, Everywhere” is the cornerstone of how all our employees are expected to conduct their work around the Company, whether onshore or offshore. At Transocean, Safety is a line management responsibility and it is an obligation for every employee to use a “Time Out for Safety” to interrupt potentially unsafe acts or conditions wherever they may occur. With a comprehensive safety management system that covers everything from individual task planning to major hazard risk assessments, Safety must always be a consideration in every activity we undertake. This is an obligation for every employee in Transocean. Our vision is underpinned by a dynamic Safety Training program that involves all levels of our workforce both onshore and offshore, from grassroots to senior management. Safety Leadership programs in Transocean are based upon the development of a Safety Culture through a deep understanding of our people. Transocean has a global organization to support our vision of an incident free workplace that includes a Rig Safety Training Coordinator on every installation working closely with a network of QHSE professionals in each Division and at the Corporate Level.

Environment

The protection of the environment in which we work is also a core value to Transocean. As a global Company working in over 40 different countries, each with a unique regulatory regime, it is imperative that our workforce understand these requirements and ensure they are always being met. To facilitate our global business we use an ISO 14001 compliant Environmental Management System across all our operations. This drives regulatory compliance through procedures managing everything from waste to emissions.

Environmental Responsibility is also underscored through a training program in Environmental Leadership. This program is available to our workforce globally through a blend of computer based and classroom based training. Transocean uses “Green Teams” throughout its operations to champion environmental responsibility and provide additional oversight of our standards and requirements. The Green Teams function in both onshore and offshore locations and we encourage all our employees to actively participate.

Movement and Start-Up of Rigs

A particular area of importance to Transocean is the movement of rigs from country to country. There are legal and process requirements (and related Company policies) which must be understood and followed in each jurisdiction in which Transocean operates. These requirements involve customs, immigration, port entry and, frequently, licensing and permits for certain aspects of the drilling operations. When a rig is being moved into or out of a country, all individuals involved must make it an absolute priority to review local requirements and where necessary retain the assistance of highly reputable third parties to assist (many will be subject to Transocean’s LCE managed Agent Due Diligence process which can be found on RigCentral/LCE intranet site). Because of the complexity of many of the applicable laws and regulations, the overall review process should begin well before the rig is moved. If there is any hesitation to begin this review process early, Transocean’s Chief Compliance Officer should be contacted immediately.

Report Your Concerns

www.tnwinc.com/LCEHelpLine • LCE@deepwater.com